COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Aug. 4, 2011

Cooper Tire & Rubber Company
Reports Second Quarter Results

•	Second quarter net sales of $922 million, an increase of 15 percent
•	Operating profit of $24 million, or 2.6 percent of net sales
•	Earnings per share (attributable to Cooper Tire) of 18 cents

Findlay, Ohio, Aug. 4, 2011 - Cooper Tire & Rubber Company (NYSE:CTB) today reported net income from continuing operations attributable to Cooper Tire of $12 million for the quarter ended June 30, 2011, a decrease of $7 million from the same period in 2010.  Net sales were $922 million, an increase of $118 million, or 15 percent, from the prior year. Operating profit was $24 million for the quarter, a decrease of $10 million from the prior year same quarter. The Company reported net income of 18 cents per share from continuing operations on a diluted basis compared with 30 cents in the second quarter of 2010.

Lower volumes in the North American and International segments reduced profits by $14 million compared with a year ago.  Products liability costs were $12 million higher. Improved price and mix of $184 million during the quarter was more than offset by $194 million of higher raw material costs. Compared to the prior year, improved manufacturing efficiencies lowered costs by $13 million.  Selling, general and administrative and other costs were lower by $7 million, at 5.3 percent of net sales. Second quarter results in 2010 included $7 million of restructuring costs.

Cash and cash equivalents of $138 million at June 30, 2011, were $241 million lower than June 30, 2010.  During the first quarter of 2011, the Company invested $134 million to increase ownership levels and support future growth at affiliated operations in China and Mexico.   Working capital increases during the first half of 2011 primarily reflected unit inventory levels, which increased 30 percent, and the higher costs of finished goods, resulting from increases in raw materials costs.  Cash and cash equivalents at Dec. 31, 2010, were $413 million.  Typically, inventory is built during the first half of the year for sale during the second half of the year.

The Company has posted a summary presentation of information related to the quarter on its website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx

North America Tire Operations

North America Tire Operations achieved net sales of $667 million during the second quarter, up 16 percent from 2010 net sales of $575 million.  The increased sales were the result of both stronger price and mix partially offset by decreased unit sales.  Total light vehicle tire shipments for Cooper's North America segment in the United States decreased by 11.9 percent, compared with total industry shipment decreases of 6.8 percent reported by the Rubber Manufacturers Association.  Unit sales for the North American segment decreased 8.2 percent compared with the prior year second quarter.

This decrease was a result of the Company performing below weak industry conditions in April and May.  Consumer sentiment was negatively impacted by high gas prices and consumers' reduced tire purchases.  Combined with destocking in the supply chain, the result was weak tire shipments for tire manufacturers.  The impact was greatest in the broadline and value tire segments, where the Company has a substantial presence.  Tire shipments during June for the Company were stronger relative to the industry as the Company reacted to April and May sales results.  Year-to-date, the Company's shipments of light vehicle tires decreased 1.9 percent, compared with a decrease of .8 percent for the industry.

The segment's operating profit was $4 million for the second quarter, or 0.6 percent of net sales. This is a decrease of $16 million compared with the same period in 2010.  Favorable pricing and mix of $103 million were more than offset by $119 million of higher raw material costs.  Products liability expenses were $12 million higher than a year ago, partially as a result of the expiration of insurance reimbursements which, as previously communicated, contributed $6 million in the prior year.  Lower volumes impacted results by $11 million.  Improved manufacturing operations increased results by $11 million.  Restructuring charges decreased by $7 million from the prior year.  Selling, general and administrative and other costs decreased by $5 million.

International Tire Operations

The Company's International Tire Operations reported $396 million in net sales, an increase of $83 million, or 27 percent, compared with the second quarter of 2010.  The increase reflected positive price and mix partially offset by lower volumes.  Asian sales volumes decreased by 8 percent, including intercompany shipments, while European sales volumes increased by 6.2 percent.  The segment shipped 9.7 percent fewer units than the same quarter in 2010, including intra-segment shipments.  The primary drivers of the decrease were the continued exit from bias tires in Asia, weakness in demand in the domestic Chinese truck and bus tire market, and the decision to prioritize profit over volume in certain export markets.  The European increases were the result of additional available supply to meet demand in the European market.  We believe there remain robust opportunities for growth in the emerging markets.

The segment's operating profit increased by $2 million, to $23 million, or 5.9 percent of net sales in the second quarter of 2011, from $21 million, or 6.6 percent, in the second quarter of 2010. Favorable price and mix of $81 million more than offset higher raw material costs of $75 million.  Manufacturing improvements increased results by $3 million while lower volumes reduced profitability by $4 million.  Higher other costs, primarily related to currency, were $3 million.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “The industry is currently being challenged by two forces: the drop in consumer demand and high raw material prices. These challenges are not new to the tire industry and we have historically found ways to successfully address the issues.  While these forces may continue to put pressure on the industry in the short term, we are optimistic about our ability to successfully compete.

"We are well positioned to take advantage of opportunities to grow profitably.  This includes launching a record number of new products in 2011.  Our Cooper Zeon RS3 UHP tire was recently recognized by a prominent consumer testing organization as one of the best available on the market. This is further confirmation of our ability to deliver outstanding technology while providing the great value that consumers have come to expect from Cooper. We continue to grow in the areas of UHP, light truck and commercial tire.  We are also confident we will compete successfully in the broadline segment.  With the growth projected in the international segment, we expect this segment will eventually account for 50 percent of our revenues.

"The progress we are making was camouflaged in part by tough industry conditions.  Replacement tire demand is usually resilient and pullbacks in demand are typically temporary in nature.  With our current inventory levels and projected demand, it is likely we will reduce our prior goal of producing 10 percent more tires in 2011 than in 2010.  We are confident that our continued focus on reducing costs while delivering quality products places us in a great position to compete when demand improves.

"We expect raw material costs to remain at elevated levels and to be sequentially higher by less than 5 percent during the third quarter from the second quarter of 2011.  We believe our raw material index will be relatively flat during the fourth quarter.

"To summarize, we are facing challenges, but continue to improve our underlying operations.  Our focus is on efforts that will further improve shareholder returns and we remain optimistic about our opportunities to successfully implement tactics that will profitably grow the top line, improve our global cost structure and improve organizational capabilities."

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern Time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s website at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 10 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Forward-Looking Statements

This press release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,”  “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors or customers;
•	technology advancements;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest or foreign exchange rates;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the inability to recover the costs to develop and test new products or processes;
•	the risks associated with doing business outside of the United States;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory initiatives;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	inability to adequately protect the Company’s intellectual property rights;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	inability to use deferred tax assets;
•	changes to tariffs on certain tires imported into the United States from the People's Republic of China or the imposition of new tariffs or trade restrictions;
•	and changes in the Company’s relationship with joint-venture partners.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2010	2011	2010	2011

Net sales	$803,959	$922,207	$1,558,402	$1,828,169
Cost of products sold	708,577	849,464	1,377,848	1,670,298
Gross profit	95,382	72,743	180,554	157,871

Selling, general and administrative	54,274	48,490	98,879	101,435
Restructuring charges	7,426	-	15,038	-
Operating profit	33,682	24,253	66,637	56,436

Interest expense	9,149	9,229	17,879	18,650
Interest income	(771)	(901)	(1,984)	(1,570)
Other income	(988)	(143)	(1,225)	(5,648)
Income from continuing operations, before income taxes	26,292	16,068	51,967	45,004

Income tax expense	1,247	1,621	8,990	12,080

Income from continuing operations	25,045	14,447	42,977	32,924

Income from discontinued operations, net of income taxes	25,126	-	24,366	-

Net income	50,171	14,447	67,343	32,924

Net income attributable to noncontrolling shareholders' interests	6,094	2,924	11,690	5,727

Net income attributable to Cooper Tire & Rubber Company	$44,077	$11,523	$55,653	$27,197

Basic earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.31	$0.19	$0.51	$0.44
Income from discontinued operations	0.41	-	0.40	-
Net income available to Cooper Tire & Rubber Company common stockholders	$0.72	$0.19	$0.91	$0.44

Diluted earnings per share:

Income from continuing operations available to Cooper Tire & Rubber Company common stockholders	$0.30	$0.18	$0.50	$0.43
Income from discontinued operations	0.40	-	0.39	-

Net income available to Cooper Tire & Rubber Company common stockholders	$0.70	$0.18	$0.89	$0.43

Weighted average shares outstanding (000s):
Basic	61,292	62,196	61,104	62,024
Diluted	62,609	63,208	62,453	63,196
Depreciation	$29,132	$32,570	$58,991	$62,228
Amortization	$496	$335	$997	$672
Capital expenditures	$29,584	$47,197	$45,048	$83,100

Segment information
Net sales
North American Tire	$574,968	$666,816	$1,106,685	$1,314,760
International Tire	312,156	395,620	605,713	759,042
Eliminations	(83,165)	(140,229)	(153,996)	(245,633)

Segment profit (loss)
North American Tire	$19,680	$3,675	$33,282	$25,204
International Tire	20,528	23,300	43,078	43,372
Eliminations	42	(990)	(467)	(2,733)
Unallocated corporate charges	(6,568)	(1,732)	(9,256)	(9,407)

******************************

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30
	2010	2011

Assets
Current assets:
Cash and cash equivalents	$379,082	$137,688
Notes receivable	53,257	38,046
Accounts receivable	405,920	477,727
Inventories	387,350	642,471
Other current assets	51,761	42,630
Total current assets	1,277,370	1,338,562

Net property, plant and equipment	835,682	959,674
Goodwill	-	20,687
Restricted cash	2,261	2,401
Intangibles and other assets	111,189	87,498
	$2,226,502	$2,408,822

Liabilities and Equity
Current liabilities:
Notes payable	$155,891	$136,170
Trade payables and accrued liabilities	527,898	673,183
Income taxes	4,725	4,905
Current portion of long-term debt	5,019	21,458
Total current liabilities	693,533	835,716

Long-term debt	326,853	324,440
Postretirement benefits other than pensions	238,533	261,546
Pension benefits	259,469	234,436
Deferred income taxes	-	12,435
Other long-term liabilities	177,913	174,648
Redeemable noncontrolling shareholders' interests	60,344	71,673
Equity	469,857	493,928
	$2,226,502	$2,408,822

These interim statements are subject to year-end adjustments.